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                                  SKYLINE FUNDS

                       AMENDMENT TO THE CUSTODY AGREEMENT

     THIS AMENDMENT dated as of January 1, 2002 to the Custody Agreement dated as of August 31, 1995, by and between Skyline Funds, a Massachusetts business trust, Skyline Asset Management, L.P., A Delaware Limited Partnership which acts as investment advisor to Skyline Funds, and Firstar Bank, N.A, shall be as follows:

     Effective January 1, 2002, the name Firstar Bank, N.A. has been changed to U.S. Bank, N.A. Accordingly, all references to Firstar Bank, N.A. in this Agreement should be replaced with U.S. Bank, N.A. Similarly, any references to Firstar Mutual Fund Services, LLC should be replaced with U.S. Bancorp Fund Services, LLC.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

Skyline Funds                          U.S. BANK, N.A.


By: /s/ Stephen F. Kendall             By: /s/ Jim Tiegs
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                                       By: /s/ Peter Irving
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